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                                                                   Exhibit 99(a)


                            UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION

Before Commissioners: Pat Wood, III, Chairman;
                      William L. Massey, Linda Breathitt,
                      And Nora Mead Brownell.

Avista Corporation                                       Docket No. EL02-115-000
Avista Energy, Inc.
Enron Power Marketing, Inc.
Portland General Electric Corporation

            ORDER INITIATING INVESTIGATION, AND ESTABLISHING HEARING
                      PROCEDURES AND REFUND EFFECTIVE DATE

                            (Issued August 13, 2002)

        1. In this order we are initiating an investigation into instances of possible misconduct by Avista Corporation and Avista Energy, Inc. (collectively, Avista)(1) and two affiliates of Enron Corporation: Enron Power Marketing, Inc.(EPMI), and Portland General Electric Corporation (Portland) (collectively, Enron) to determine whether the misconduct occurred and if so to determine remedies, including possibly refunds and/or revocation of Avista's and/or Enron's market-based rate authority.

        2. As discussed below, we will set the possible misconduct for hearing and establish a refund effective date under section 206 of the Federal Power Act
(FPA), 16 U.S.C. Section 824e (1994), to provide for refunds should the hearing indicate that they are warranted.

BACKGROUND

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        (1) Avista Corporation is a public utility. The utility portion of the company, doing business as Avista Utilities, is an operating division of Avista Corporation. Avista Energy, Inc. is Avista Corporation's marketing affiliate.

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Docket No. EL02-115-000                                                      -2-

        3. On February 13, 2002, the Commission directed a Staff fact-finding investigation into whether any entity manipulated short-term prices in electric energy or natural gas markets in the West or otherwise exercised undue influence over wholesale prices in the West for the period January 1, 2000 forward.(2)

        4. On May 8, 2002, Commission Staff issued a data request concerning various trading strategies of sellers of wholesale electricity and/or ancillary services in the United States portion of the Western System Coordinating Council during 2000-2001. The specific trading strategies were those identified in three Enron memoranda that were provided by Enron to the Commission in response to a data request.(3) Among the sellers to whom the data request was sent are public utilities who were granted market-based rate authority by this Commission based on a finding that they lacked market power and there was no evidence of affiliate abuse or reciprocal dealing.


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        (2) Fact-Finding Investigation of Potential Manipulation of Electric and
Natural Gas Prices, 98 FERC 61,165 (2002) (February 13 Order).

        (3) Two of the memoranda were dated December 6, 2000, and December 8, 2000. The third memorandum is undated. The three memoranda and a follow-up data request are posted on the Commission's web page for Docket No. PA02-2-000, which is located at: http://www.ferc.gov/electric/bulkpower/pa02-2/pa02-2.htm

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Docket No. EL02-115-000                                                      -3-

        5. On June 4, 2002, the Commission issued an order finding that Avista and others had failed to cooperate with the Commission investigation and ordered those companies to show cause why their authority to charge market-based rates should not be revoked as a result of their failure to comply with the Commission-ordered investigation.(4)

DISCUSSION

        6. In a Commission Staff initial report, being publicly released concurrently with this order,(5) Commission Staff states that it has obtained preliminary evidence that Avista and Enron may have engaged in some of the trading strategies, identified in the Enron memoranda.

        7. In its answer to Staff's initial data request of May 8, 2002, concerning various trading strategies, Avista did not admit to involvement in any of the trading strategies. In response to the Show Cause Order, Avista now admits that, in a middleman capacity, it facilitated certain transactions identified by Portland in Portland's response to the May 8, 2002 data request. In fact, Avista states that it routinely acted as a middleman between affiliates such as EPMI and Portland in order to allow transactions to proceed which affiliates would be forbidden to undertake directly. Avista states that it did so as an accommodation to maintain good relations with common trading counterparties. In

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        (4) Fact-Finding Investigation of Potential Manipulation of Electric and
Natural Gas Prices, 99 FERC P. 61,272 (2002) (June 4 Order).

        (5) Fact-Finding Investigation of Potential Manipulation of Electric and Natural Gas Prices, Initial Report on Company-Specific Separate Proceedings and Generic Reevaluations; Published Natural Gas Price Data; and Enron Trading Strategies, Docket No. PA02-2-000, August , 2002. This report is available on the Commission's website at:
http://www.ferc.gov/electric/bulkpower/pa02-2/pa02-2.htm


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Docket No. EL02-115-000                                                      -4-

fact, Avista states that: "the Avista Utilities traders believed that they were performing a common industry function as an intermediary between two parties who are restricted in dealings to facilitate real trades and a robust and liquid market." Avista fully admits now that its own traders "did have questions about the transactions."

        8. While admitting that this was part of its standard business practice (that is, to facilitate transactions which were prohibited among affiliates directly), Avista made no attempt to go beyond the discrete transactions previously revealed by Portland. Avista argues that, because its tapes cannot be reviewed by electronic search methods, "there was no way for Avista Utilities to conduct any kind of meaningful review of all, or even a portion, of the telephone conversations in its possession and no way to focus such a review."

        9. Avista asserts that the Commission cannot revoke its market-based rates without an investigation under Section 206 of the FPA and that the Commission cannot impose any form of sanction for Avista's failure to respond because the data request violated the Paperwork Reduction Act.

        10. Avista claims that it was "used" unwittingly by Enron. However, this is not reconcilable with Avista's acknowledged practice of acting as an affiliate go-between as a routine matter. Nor are we convinced by its claim that, without electronic search methods, it is incapable of coming forth with a thorough analysis of its own activities. This response is in sharp contrast to many other entities that made a considerable effort to provide full and complete responses to the Staff data requests.

        11. Accordingly, the Commission will institute a section 206 proceeding to investigate Avista's activities over the 2000-2001 period. This investigation will address the extent to which Avista engaged in or facilitated the trading strategies identified in the Enron memoranda(6) as well as the circumvention of prohibitions on affiliate sales, and the imposition of any appropriate remedies such as refunds and revocation of market-based rates.

        12. As noted above, in the Show Cause Order, the Commission found that Avista had failed to cooperate with the investigation initiated in the February 13 Order and ordered Avista to show cause why its market-based rate authority should not be revoked. In response, Avista provided only information related to the transactions that were previously identified by Portland in response to data requests. Avista further indicated that if additional questionable transactions in which it was identified as a participant were reported by others, it would provide information if requested. Accordingly, we will set for hearing the issue of whether Avista has in fact provided all relevant information in the

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        (6) See supra note 3.

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Docket No. EL02-115-000                                                      -5-


investigation and what the appropriate remedies for any failure should be, including whether Avista's market-based rate authority should be revoked.

        13. In cases where, as here, the Commission institutes a section 206 investigation on its own motion, section 206(b) requires that the Commission establish a refund effective date that is no earlier than 60 days after publication of notice of the Commission's investigation in the Federal Register, and no later than five months subsequent to expiration of the 60-day period. In order to give maximum protection to consumers, we will establish the refund effective date at the earliest date allowed,(7) 60 days after publication of notice of initiation of the Commission's investigation in Docket No. EL02-115-000 in the Federal Register.

        14. Section 206(b) also requires that if no final decision is rendered by the refund effective date or by the conclusion of the 180-day period commencing upon initiation of a proceeding pursuant to section 206, whichever is earlier, the Commission shall state the reasons why it has failed to do so and shall state its best estimate as to when it reasonably expects to make such a decision. To implement that requirement, we will direct the presiding judge to provide a report to the Commission 15 days in advance of the refund effective date or the conclusion of the 180-day period, whichever is earlier, in the event the presiding judge has not by the earlier of those two dates certified to the
Commission: (1) a settlement which, if accepted, would dispose of the proceeding; or (2) an initial decision. The judge's report, if required, shall advise the Commission of the status of the investigation and provide an estimate of the expected date of certification of a settlement or an initial decision.

The Commission orders:

        (A) Pursuant to the authority contained in and subject to the jurisdiction conferred upon the Federal Energy Regulatory Commission by section 402(a) of the Department of Energy Organization Act and the Federal Power Act, particularly section 206 thereof, and pursuant to the Commission's Rules of Practice and Procedure and the regulations under the Federal Power Act (18 C.F.R., Chapter I), a public hearing shall be held in Docket No. EL02-115-000, concerning the matters discussed in the body of this order.

        (B) The Secretary shall promptly publish a notice of the Commission's initiation of the proceeding in Docket No. EL02-115-000 in the Federal Register.


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        (7) See, e.g., Canal Electric Company, 46 FERC Paragraph 61,153, reh'g
denied, 47 FERC Paragraph 61,275 (1989).

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Docket No. EL02-115-000                                                      -6-


        (C) The refund effective date in Docket No. EL02-115-000 will be 60 days following publication in the Federal Register of the notice discussed in Ordering Paragraph (B) above.

        (D) A presiding judge to be designated by the Chief Judge shall convene a conference in this proceeding to be held within approximately fifteen (15) days of the date the Chief Judge designates the presiding judge, at a hearing room of the Federal Energy Regulatory Commission, 888 First Street, NE, Washington, D.C. 20426. Such conference shall be held for the purpose of establishing a procedural schedule. The presiding judge is authorized to establish procedural dates and to rule on all motions (except motions to dismiss), as provided in the Commission's Rules of Practice and Procedure.

        (E) The presiding judge shall advise the Commission, no later than 15 days prior to the refund effective date, in the event that the presiding judge has not by that date certified to the Commission a settlement which, if accepted, would dispose of the proceeding or issued an initial decision, as to the status of the proceeding and the best estimate of when the proceeding will be disposed of by the presiding judge.

By the Commission.

( S E A L )

                                                    Linwood A. Watson, Jr.,
                                                        Deputy Secretary.